Exhibit 10.19

Execution

LEASE

ARTICLE I

Reference Data

1.1 Subjects Referred To. Each reference in this Lease to any of the following subjects shall be construed to incorporate the following data.

EFFECTIVE DATE:	November 2, 2007

PREMISES:	A certain parcel of land (the “Land”), with the building containing approximately 147,371 rentable square feet (129,419 rentable square feet on the main floor and 17,952 rentable square feet on the lower level) and improvements which are now or shall hereafter be located thereon (the “Building”), commonly known as and numbered 125 Middlesex Turnpike, Bedford, Middlesex County, Massachusetts more particularly described in Exhibit A attached hereto, together with the rights and easements appurtenant thereto.

LANDLORD:	125 Middlesex Turnpike, LLC, a Delaware limited liability company

ORIGINAL ADDRESS OF LANDLORD	c/o Mohawk Partners, 205 Newbury Street, Framingham, MA 01701

TENANT:	GSI Group Corporation

ORIGINAL ADDRESS OF TENANT:	39 Manning Road, Billerica, MA 01821

TERM:	The period commencing on the Commencement Date and ending on the last day of the month in which occurs the twelfth (12th) anniversary of the Rent Commencement Date (the “Initial Term”), with two successive five (5) year extension options (each an “Extension Term” and collectively, the “Extension Terms”) pursuant to Section 2.3

COMMENCEMENT DATE:	The date that Landlord delivers possession of the Premises to Tenant broom-clean and free of all occupants.

ANNUAL RENT:	(a) From the Rent Commencement Date to the last day of the month in which occurs the sixth anniversary thereof, $1,516,433.00 per annum ($1,422,566.00 for the main floor and $93,867.00 for the lower level), payable in monthly installments of $126,369.42, provided, that Annual Rent shall be abated entirely for the first three (3) months of such period and fifty percent (50%) of Annual Rent for the fourth (4th) month of such period shall be abated, so that the Annual Rent for such month shall be $63,184.70; and (b) for the next seventy-two (72) months, $1,626,961.00 ($1,519,256.00 for the main floor, $107,705 for the lower level), payable in monthly installments of $135,580.08.

PERMITTED USES:	Tenant may use the Premises for business and professional offices, light manufacturing, research facility, parking facility and/or warehouse (as such terms are defined in the Town of Bedford Zoning Bylaws as in effect on the Effective Date) and any other use permitted under the Town of Bedford Zoning Bylaws.

TENANT IMPROVEMENTS:	The alterations, additions, installations and improvements to the Premises which Tenant may deem to be necessary or appropriate in order to prepare the Premises for Tenant’s occupancy.

TENANT IMPROVEMENTS ALLOWANCE AND EXTERIOR FACADE ALLOWANCE AND LANDSCAPING ALLOWANCE:	Up to $3,500,000, per the Work Letter attached as Exhibit B. In addition, up to $500,000 for exterior facade upgrades and up to $25,000 for landscaping, pursuant to applicable provisions of the Work Letter attached hereto as Exhibit B.

RENT COMMENCEMENT DATE:	January 1, 2008.

RENT PERIOD:	The period commencing on the Rent Commencement Date and ending on expiration of the Initial Term.

1.2 Exhibits and Schedule(s). The exhibits and schedule(s) listed below are attached hereto and incorporated in this Lease by reference and are to be construed as a part of this Lease:

Exhibit A - Description of Premises

Exhibit B - Work Letter

Exhibit C - Permitted Encumbrances

Exhibit D - Parking Plan

Schedule 4.1(b) - Environmental Reports

ARTICLE II

Premises and Term

2.1 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises.

2.2 Term and Extension Options. TO HAVE AND TO HOLD for the Initial Term.

2.3 Option to Extend. The Tenant shall have the option, to be exercised as hereinafter provided, to extend the term of this Lease for two (2) successive periods of five (5) years each (the “Extension Terms”) following the expiration of the Initial Term, upon the condition that there is no then existing default by Tenant in the performance of any condition of this Lease beyond any applicable notice or grace period. Each Extension Term shall be upon the same terms and conditions as provided in this Lease, except for the Annual Rent which shall be equal to 95% of the “Fair Market Rental Value” of the Premises for the applicable Extension Term, as determined pursuant to the terms of this Section 2.3. If Tenant desires to exercise this option, it shall do so by giving written notice to Landlord at least fifteen (15) months prior to the expiration of the Initial Term, or, if this Lease has previously been extended pursuant to this section, fifteen (15) months prior to the expiration of the first Extension Term. Tenant shall not have the option to extend the term for more than two (2) Extension Terms. If Landlord and Tenant reach agreement regarding Annual Rent during the applicable Extension Term, they shall memorialize such agreement in an amendment to this Lease entered into on or before the date that is twelve (12) months prior to expiration of the Initial Term (or First Extension Term, as applicable) (the “Arbitration Date”). If Landlord and Tenant have not reached agreement regarding Annual Rent, then Tenant shall have the right to rescind its exercise of the extension option by delivering to Landlord prior to the

Arbitration Date a notice stating that it has rescinded its exercise (the “Rescission Notice”). If by the Arbitration Date, no amendment memorializing Annual Rent has been executed and Tenant has not delivered the Rescission Notice, then the exercise of the extension option shall be non-rescindable and the Annual Rent shall be determined as set forth below in this Section 2.3.

The Annual Rent for the Extension Terms shall be equal to ninety-five percent (95%) of the “Fair Market Rental Value” of the Premises for the applicable Extension Term, but in no event shall it be less than the Annual Rent payable hereunder during the last year of the prior Term, or if applicable, Extension Term. The Fair Market Rental Value for the Premises shall be the estimated fair rental value of the Premises calculated as of the commencement of the applicable Extension Term, based on all the terms and conditions hereof, including without limitation, the length of such Extension Term and the value of similar space in buildings of similar size, location and quality within a five-mile radius of the Premises, such Fair Market Rental Value to reflect terms being negotiated in leases or reflected in leases that have been executed in arm’s length transactions between willing landlords and willing tenants, each acting in its own best interest and without duress, and will take into consideration tenant improvements and other landlord concessions. Fair Market Rental Value shall be calculated on the then “as is” condition of the Premises. If Tenant sends the notice referred to in the previous paragraph, Landlord shall reasonably and in good faith determine Fair Market Rental Value and shall set forth its determination in a notice to Tenant sent at least eleven (11) months prior to the commencement of any Extension Term. Within thirty (30) days thereafter, Tenant shall give Landlord notice whether Tenant will (a) extend this Lease for an Extension Term at 95% of the Fair Market Rental Value as determined by Landlord (or, if higher, at the rate previously in effect), or (b) require that the Fair Market Rental Value be determined by appraisal. Failure of Tenant to give notice to Landlord within thirty (30) days of Landlord’s notice of Fair Market Rental Value shall be deemed an election by Tenant to require that Fair Market Rental Value be determined by appraisal. In the event that Tenant requires or is deemed to have required that the Fair Market Rental Value be determined by appraisal, Fair Market Rental Value of the Premises for the applicable Extension Term shall be determined for the parties by three appraisers, one selected by Landlord, one selected by Tenant, and one selected by the persons so selected by Landlord and Tenant. Tenant shall give notice to Landlord of the name of its appraiser within thirty-five (35) days after Landlord sends to Tenant Landlord’s determination of Fair Market Rental Value as provided above, with Tenant’s failure to designate its appraiser within such 35-day period being deemed to be an acceptance by Tenant of the rent rate proposed by Landlord. Landlord shall name its appraiser within thirty (30) days after receipt of Tenant’s designation of Tenant’s appraiser. The two appraisers so chosen shall appoint a third appraiser, which appraiser shall not have acted in any capacity for either Landlord or Tenant, within thirty (30) days after Landlord names its appraiser. Each of Landlord’s and Tenant’s appraisers shall determine their respective valuations of the Fair Market Rental Value of the Premises (each, and “Appraisal”, collectively, the “Appraisals”) within twenty (20) days after the election of the third appraiser, and shall submit their Appraisals to the third appraiser. The third appraiser shall select the Appraisal which is closest to the third appraiser’s own determination of Fair Market Rental Value. Each appraiser shall have a minimum of ten (10) years’ experience appraising commercial office buildings in the Boston metropolitan area and shall be a member of the American Institute of Real Estate Appraisers, the Society of Real Estate Appraisers, or the Society of Real Estate Counselors or comparably accredited. Landlord and Tenant shall pay the cost of the appraiser chosen by each of them. The cost of the third appraiser shall be shared equally by Landlord and Tenant. Except as provided above, all of the terms, covenants and agreements contained in this Lease shall continue during the Extension Term. Time is of the essence with respect to the provisions of this Section 2.3.

ARTICLE III

Rent

3.1 Annual Rent. Commencing on the Rent Commencement Date, Tenant covenants and agrees to pay rent to Landlord at the Original Address of Landlord or such other place as Landlord may by notice in writing to Tenant from time to time direct during the term of this Lease, the Annual Rental for the respective period set forth in Section 1.1 hereof. Except as provided in Section 1.1 hereof, all rental payments are payable in equal monthly installments in advance on the first day of each calendar month included in the Rent Period and Extension Terms, if exercised; and for any portion of a calendar month at the beginning or end of the Rent Period and the Extension Terms if exercised, at the applicable rate payable in advance prorated for the number of days in such portion.

3.2 Additional Rent. For the period between the Commencement Date and the Rent Commencement Date, Tenant’s only obligation under this Section 3.2 shall be for insurance costs and utility costs to the extent the same exceed $5,000 per month. From and after the Rent Commencement Date, in order that the Annual Rent shall be absolutely net to Landlord, Tenant covenants and agrees to pay, as additional rent (“Additional Rent”), from and after the Rent Commencement Date, all real estate taxes, betterment assessments, insurance costs, and utilities charges with respect to the Premises as provided in this Section 3.2 as follows:

(a) Real Estate Taxes. Tenant shall pay, directly to the authority charged with collection thereof, the full amount of all taxes levied or assessed after the Rent Commencement Date by the municipality or any governmental authority having jurisdiction of the Premises, for or in respect of the Premises or which may become a lien on the Premises, for each tax period wholly included in the Rent Period and, if exercised, the Extension Terms, all such payments to be made not less than five (5) days prior to the last date on which the same may be paid without interest or penalty or fifteen (15) days after Tenant’s receipt of the tax bill, whichever is later. Landlord shall promptly furnish Tenant with copies of all bills for taxes levied or assessed after the Rent Commencement Date, and, unless prohibited from doing so by any mortgagee of the Premises, shall request such municipality or governmental authority to send all bills for taxes directly to Tenant. With respect to any fraction of a tax period included in the Rent Period or, if exercised, the Extension Terms, at the beginning or end thereof, Tenant shall pay to Landlord, within fifteen (15) days after receipt of a reasonably detailed invoice therefor, the fraction of taxes so levied or assessed or becoming payable which is allocable to such included period. Tenant shall promptly furnish Landlord with reasonable evidence of each such payment. If Tenant shall deem itself aggrieved by any such tax or charge and shall elect to contest the payment thereof or seek abatement thereof, Tenant may make such payment under protest. Either party paying any tax shall be entitled to recover, receive and retain for its own benefit all abatements and refunds of such tax, unless it has previously been reimbursed by the other party. Neither party shall discontinue any abatement proceedings begun by it without first giving the other party written notice of its intent so to do and reasonable opportunity to be substituted in such proceedings. Nothing contained in this Lease shall, however, require Tenant to pay any franchise, corporate, income, estate, inheritance, succession, capital levy or transfer tax of Landlord, or any income, profits or revenue tax or charge upon the rent payable by Tenant under this Lease, unless said tax is in lieu of real estate taxes.

(b) Betterment Assessments. Tenant shall pay, directly to the authority charged with the collection thereof, each installment of any public, special or betterment assessment levied or assessed by or becoming payable to any municipality or other governmental authority having jurisdiction of the Premises, for or in respect of the Premises for each installment period partially or wholly included in the Rent Period and, if exercised the Extension Terms, all such payments to be made not less than five (5) days prior to the last date on which the same may be made without interest or penalty or fifteen (15) days after Tenant’s receipt of the assessments bill, whichever is later. Landlord shall promptly furnish Tenant with copies of all bills for assessments levied or assessed after the Rent Commencement Date, and shall request such municipality or governmental authority to send all bills for assessments directly to Tenant. With respect to any fraction of an installment period included in the Rent Period and the Extension Terms, if exercised, at the beginning or end thereof, Tenant shall pay to Landlord, within fifteen (15) days after receipt of a reasonably detailed invoice therefor, the fraction of such installment allocable to such included period. Tenant shall promptly furnish to Landlord reasonable evidence of such payment. Without postponing the foregoing payment, Tenant may prosecute appropriate proceedings to contest the validity or amount of any assessment with respect to which Tenant is required to make payments as hereinbefore provided, such proceedings to be conducted jointly with any other parties, including Landlord, who have contributed to the payment of such assessments, and Tenant agrees to save Landlord harmless from all costs and expenses incurred on account of Tenant’s participation in such proceedings. Landlord shall cooperate with Tenant with respect to such proceedings so far as reasonably necessary, at Tenant’s cost and expense. Landlord shall promptly furnish to Tenant a copy of any notice of any public, special or betterment assessment received by Landlord concerning the Premises. Tenant shall be entitled to all abatements, if any, of any assessment paid by Tenant during the Rent Period and, if exercised the Extension Terms.

(c) Tax Fund Payments. If Tenant defaults in its obligations to pay taxes or assessments under Subsections 3.2(a) or 3.2(b) and Landlord thereafter requires Tenant to make tax fund payments to Landlord, or if any holder of any mortgage on the Premises requires Landlord to make tax fund payments to it, then Landlord shall so advise Tenant and thereafter Tenant shall, as Additional Rent, on the first day of each month of the applicable Term which is included in the Rent Period and, if exercised, the Extension Terms, make tax fund payments to Landlord. “Tax fund payments” refer to such payments as Landlord or such mortgagee shall reasonably determine to be sufficient to provide in the aggregate a fund adequate to pay all taxes and assessments referred to in subsection 3.2(a) and 3.2(b) of this Section 3.2 when they become due and payable, and all such payments shall to the extent thereof relieve Tenant of its obligations under said subsections. If the aggregate of said tax fund payments is not adequate to pay all said taxes and assessments, Tenant shall pay to Landlord the amount by which such aggregate is less than the amount equal to all said taxes and assessments, such payment to be made on or before the later of (a) fifteen (15) days after receipt by Tenant of written notice from Landlord of such amount, or (b) 5 days prior to the last day on which such taxes and assessments may be paid without interest or penalty. If Tenant shall have made the aforesaid payments, Landlord shall on or before the last day on which the same may be paid without interest or penalty, pay or cause its mortgagee to pay to the proper authority charged with the collection thereof all taxes and assessments referred to in said subsections 3.2(a) and 3.2(b). All payments made by Tenant pursuant to this subsection 3.2(c) shall to the extent thereof relieve Tenant of its obligations under said subsections 3.2(a) and 3.2(b).

(d) Insurance.

(i) Payment For Insurance. Tenant shall pay for all insurance required under this subsection 3.2(d) except that with respect to the cost attributable to liability insurance carried by Landlord under subsection 3.2(d)(ii), Landlord shall pay such cost directly. Premiums for policy periods for insurance carried by Landlord commencing prior to the Rent Commencement Date or extending beyond the term of this Lease shall be prorated. Payment shall be made by Tenant to Landlord within 10 business days following receipt of a written invoice from Landlord.

(ii) Liability Insurance.

(a) Carried by Tenant. Tenant shall obtain and keep in force a Commercial General Liability policy of insurance protecting Tenant and Landlord as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence with an annual aggregate of not less than $5,000,000. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligation under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. All insurance carried by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only.

(b) Carried by Landlord. Landlord shall have the right, but not the obligation, to maintain liability insurance, in addition to, and not in lieu of, the insurance required to be maintained by Tenant. Tenant shall not be named as an additional insured therein and the cost of such insurance shall be borne by Landlord.

(iii) Property Insurance; Building and Rental Value.

(a) Building. Landlord shall obtain and keep in force a policy or policies of property insurance in the name of Landlord, with loss payable to Landlord and to any mortgagee insuring loss or damage to the Building. The amount of such insurance shall be equal to the full replacement cost of the Building, as the same shall exist from time to time, but in no event more than the commercially reasonable and available insurable value thereof. Tenant’s trade fixtures and Tenant’s personal property shall be insured by Tenant under subsection 3.2(d)(iv) rather than by Landlord. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake, unless Tenant requests that such perils be included), including coverage for debris removal and the enforcement of any applicable legal requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Building, as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the Boston-Brockton-Nashua-MA-NE-ME-CT area, (“CPI”). The deductible amount shall not exceed $100,000 per occurrence, and Tenant shall be liable for such deductible amount in the event of an insured loss.

(b) Rental Value. Landlord shall obtain and keep in force a policy or policies in the name of Landlord with loss payable to Landlord and any mortgagee, insuring the loss of the Annual Rent for one year (“Rental Value Insurance”). Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the Annual Rent otherwise payable by Tenant for the next 12 month period.

(iv) Tenant’s Property. Tenant shall obtain and maintain insurance coverage on all of Tenant’s personal property and trade fixtures located on the Premises. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $100,000 per occurrence. The proceeds from any such insurance shall be used by Tenant for the replacement of its personal property and trade fixtures.

(v) Insurance Policies. Insurance required herein shall be issued by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least B+, VIII, as set forth in the most current issue of “Best’s Insurance Guide”. Landlord and Tenant shall not do or permit to be done anything which invalidates the required insurance policies. Each party shall, prior to the Commencement Date, deliver to the other certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance required to be maintained by such party. No such policy shall be cancelable or subject to modification except after 30 days prior written notice to Landlord and Tenant. Each party shall, immediately following expiration of such policies, furnish the other party with evidence of renewals or “insurance binders” evidencing renewal thereof. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either party shall fail to procure and maintain the insurance required to be carried by it, the other party may, but shall not be required to, procure and maintain the same. Tenant shall be permitted to satisfy its insurance requirements hereunder through blanket insurance policies.

(vi) Waiver of Subrogation. Without affecting any other rights or remedies, Tenant and Landlord each hereby release and relieve the other, and waiver their entire right to cover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein under the policies of property insurance required by subsections 3.2(d)(iii) and 3.2(d)(iv). The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance is not invalidated thereby.

(e) Utilities. Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, electricity, telephone and other utilities or services used or consumed on the Premises. Tenant shall have the right to select its utility vendors for the Premises without the approval of Landlord.

ARTICLE IV

Tenant’s Additional Covenants

4.1 Affirmative Covenants. Tenant covenants as follows, at Tenant’s sole cost and expense, at all times during the Initial Term and, if exercised, the Extension Terms and such further time as Tenant occupies the Premises or any part thereof.

(a) Perform Obligations. Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease; and shall pay when due the Annual Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

(b) Use. Tenant shall use the Premises only for the Permitted Uses (and, following the occurrence of the earliest of Landlord’s receipt of the land use and all other approvals described in Section 8.12 or the Termination Deadline (defined in Section 8.12) or Tenant’s waiver or failure to exercise timely its termination right set forth in Section 8.12, for construction of the tenant improvements pursuant to the Work Letter attached hereto as Exhibit B), and shall procure and keep in force all licenses and permits necessary therefor. Tenants shall have access to the Premises 24 hours per day, 365 days per year. Tenant agrees not to introduce, generate or release upon the Premises any Hazardous Material (as defined herein), in violation of applicable Environmental Laws or without obtaining all permits and approvals required by applicable Environmental Laws for the same, and shall indemnify and hold Landlord harmless from all loss, costs, expenses, claims and liabilities, including, without limitation, reasonable attorneys’ fees and defense costs, remediation costs, and the expenses of investigations and negotiations with regulatory authorities, to the extent arising from Tenant’s breach of the aforesaid obligation. The term “Hazardous Material” shall include without limitation: (i) substances included within the definitions of “hazardous substances”, “hazardous materials”, “toxic substances” “oil” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.I. Chapter

21E (“Chapter 21E”) (collectively, the “Environmental Laws”) and in the regulations promulgated pursuant to the Environmental Laws; (ii) substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or the United Stated government, or which are classified hazardous or toxic under any Environmental Law; and (iv) any material, waste or substance which is (A) petroleum, (B) friable asbestos, (C) polychlorinated biphenyls, (D) flammable explosives; or (E) radioactive materials.

Tenant further agrees to the following conditions:

(i) Tenant will not use, generate, manufacture, produce, store, release, discharge or dispose of, on, under or about the Premises or transport to or from the Premises any Hazardous Material in violation of applicable Environmental Laws or allow its employees, agents, contractors, or business invitees to do so.

(ii) Tenant shall give immediate written notice to Landlord of the following circumstances or events of which Tenant is aware:

(a) Any action, proceeding or inquiry by any governmental authority with respect to the presence of any Hazardous Material generated or stored by Tenant on the Premises, or the migration thereof from or to other property;

(b) All demands or claims made or threatened by any third party relating to any loss or injury resulting from any Hazardous Material generated, stored or released at or from the Premises;

(c) Any spill, release, discharge or illegal disposal of any Hazardous Material that occurs at the Premises or results from Tenant’s operations at the Premises, including, without limitation, those that would constitute a violation of Environmental Law; and

(d) All matters of which Tenant is required to give notice pursuant to any Environmental Law with respect to the Premises.

(iii) In the event any Hazardous Material is introduced, generated or released to or on the Premises in violation of applicable Environmental Laws by Tenant, Tenant shall at its sole expense and within thirty (30) days after demand by Landlord (or such shorter period of time as may be required under applicable laws or by any governmental entity having jurisdiction thereof) commence to perform and thereafter diligently prosecute to completion such remedial work as is reasonably necessary to restore the Premises, in all material respects, to the condition existing prior to the introduction by Tenant of any Hazardous Material. All such remedial work shall be performed in conformance with this Lease, and all applicable Environmental Laws. All remedial work shall be performed under the supervision of a Licensed Site Professional approved in advance in writing by Landlord (which approval shall not be unreasonably withheld) and otherwise in accordance with this Lease. All costs and expenses of such remedial work shall be paid by Tenant including, without limitation, the charges of the Licensed Site Professional, and Landlord’s reasonable attorneys’ fees and costs incurred in connection with the monitoring or review of such remedial work. In the event Tenant shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion such remedial work, Landlord may, but shall not be required to, after prior written notice to Tenant and Tenant’s failure to perform within thirty (30) days of such notice (provided, however, that such notice shall not be required in the event of an emergency), cause such remedial work to be performed and all reasonable costs and expenses thereof, or incurred in connection therewith, shall become immediately due and payable together with interest thereon at the rate of interest set forth relative to late payments of rent pursuant to this Lease.

(iv) Without limitation in any respect of any other provision of this Lease, Tenant will provide to Landlord, for Landlord’s information, a copy of any plan, program, report, proposal or other document from time to time filed or otherwise by or on behalf of Tenant in connection with the Premises to any governmental authority, agency or other instrumentality governing the environment, including without limitation any hazardous or toxic materials storage, disposition or contingency plans or any plans filed under so-called “Right to Know” laws.

(v) Without limitation of any of the foregoing, Tenant shall indemnify and hold Landlord, its agents, employees, contractors, invitees and lenders harmless, from all loss, costs, expenses, claims and liabilities, including, without limitation, reasonable attorney’s fees and defense costs, consultant’s fees, remediation costs, and expenses of investigations and negotiations with regulatory authorities, arising out of or involving any Hazardous Material first introduced to the Premises on or after the Commencement Date by Tenant or any of its contractors, subtenants, licensees, vendors or invitees. Tenant’s obligations shall include, but not limited to, the effects of any contamination or injury to person, property or the environment, the cost of investigation, removal, remediation, restoration, and/or abatement.

(vi) Notwithstanding anything contained herein to the contrary, Tenant shall not be held liable or responsible for the presence or remediation of Hazardous Material existing on the Premises prior to Tenant’s entry therein. Tenant hereby acknowledges receipt of the environmental reports and other materials listed on Schedule 4.1(b) (the “Environmental

Reports”). Landlord represents and warrants to Tenant that (A) Landlord has delivered to Tenant copies of all of the Environmental Reports and that Landlord is not aware of any other environmental reports, analyses or assessments in existence relating to the Premises, and (B) Landlord has disclosed to Tenant the locations of all underground storage tanks on the Premises (if any). Landlord shall indemnify and hold Tenant, its agents, employees, contractors, invitees and lenders harmless, from all loss, costs, expenses, claims and liabilities, including, without limitation, reasonable attorney’s fees and defense costs, consultant’s fees, remediation costs, and expenses of investigations and negotiations with regulatory authorities, arising out of or involving any Hazardous Material which existed on the Premises prior to the Commencement Date (whether or not disclosed in the Environmental Reports) or which are caused by any act or omission of Landlord, its agents, contractors, employees or invitees after the Commencement Date. Landlord’s obligations shall include, but not limited to, the effects of any contamination or injury to person, property or the environment, the cost of investigation, removal, remediation, restoration, and/or abatement.

The representations, warranties, covenants and indemnities of Landlord and Tenant under paragraphs (v) and (vi) of this Section 4.1(b) shall survive expiration or termination of this Lease.

(c) Repair and Maintenance. Tenant shall keep the Premises including, without limitation, the roof, structure, exterior walls, the heating, ventilation and air conditioning system (the “HVAC Systems”) and all plumbing, electrical, mechanical and other fixtures and equipment therein in the same order, condition and repair as they are in on the Commencement Date or may be put in during the Initial or Extension Terms, reasonable use, wear and tear, fire and other casualty and taking by eminent domain only excepted; and shall make all repairs, alterations, additions or replacements (each, a “Capital Improvement”) and do all other work necessary for the foregoing purposes. Notwithstanding the foregoing, Landlord shall, at Landlord’s sole cost and expense, be responsible for correcting any underground or underslab latent defects in the Premises and for making all Capital Improvements which are required to keep the Building’s roof, walls (both exterior and load bearing), foundation and floor slab in good order, condition and repair and free of defects, provided that Tenant notifies Landlord of any malfunction, failure or defect in writing prior to the third (3rd) anniversary of the Commencement Date, and further provided that such malfunction, failure or defect was not caused by the act of Tenant or any of its contractors, agents or invitees, and further provided that Tenant shall be responsible for making all ordinary repairs to the Building’s roof during such three (3) year period. At Tenant’s election, any Capital Improvement required to be made by Tenant under this subsection or under subsection 4.1(d) below may be funded either by Tenant directly or by Landlord, provided that in the latter event, the Annual Rent shall be increased by an amount necessary to amortize the cost of such Capital Improvement over the useful life thereof, utilizing an annual interest rate equal to the then prime rate of Bank of America (or its successor) plus two percent (2%). Snow and ice removal shall be the sole responsibility of Tenant.

(d) Compliance With Law. Tenant shall make all Capital Improvements and other changes required by any applicable law or ordinance or any order or regulation of any public authority by reason of Tenant’s use of the Premises; and shall keep the Premises equipped with all safety appliances so required; and shall comply with the orders and regulations of all governmental authorities applicable to the conduct of Tenant’s business on the Premises. Tenant shall have the right to contest, in good faith and by appropriately and timely legal proceedings, the legality or application of law, ordinance, order or regulation which this Lease obligates Tenant to comply with; provided Landlord may require as a condition of such challenge that Tenant establish an escrow of the funds necessary to comply with the law or regulation if the challenge fails.

(e) Payment for Tenant’s Work. Tenant shall pay promptly when due the entire cost of all work to the Premises undertaken by Tenant and shall remove promptly after notice thereof all liens for labor and materials; shall procure all necessary permits before undertaking such work; shall do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

(f) Indemnity. Tenant shall assume exclusive control of the Premises, and all tort liabilities incident to the control or leasing thereof, and shall defend, indemnify and save Landlord harmless from all injury, loss, claim or damage to or of any person or property while on the Premises except to the extent arising from the negligent acts or omissions of Landlord or its agents, contractors, employees or invitees.

(g) Landlord’s Right to Enter. Landlord and its agents (and invitees) shall be entitled to enter into and examine the Premises upon reasonable prior notice at reasonable times during business hours and subject to Tenant’s reasonable security measures; provided, however, that no notice shall be required in the event of an emergency. Tenant shall have the right to have a representative of Tenant present at each such entry and examination of the Premises by the Landlord during the term.

(h) Personal Property at Tenant’s Risk. Except as otherwise provided herein, all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord.

(i) Yield Up. At the expiration of the Initial Term or Extension Terms, if exercised, or earlier termination of this Lease, Tenant shall surrender all keys to the Premises, remove all of its trade fixtures and personal property in the Premises, repair all damage caused by such removal and yield up the Premises, broom-clean and in the same order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease, reasonable wear and tear, fire, casualty and eminent domain taking excepted. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the reasonable cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises.

If Tenant holds over after expiration of the Initial Term or if exercised any Extension Term, without the Landlord’s consent, Tenant shall pay during such holdover period a sum equal to one hundred fifty percent (150%) of the higher of (a) Annual Rent (as in effect immediately prior to the holdover) or (b) the then Fair Market Rental Value of the Premises, prorated on a daily basis for each day Tenant continues to occupy some or all of the Premises after the expiration of the term hereof. In addition, Tenant shall further indemnify Landlord against all loss, cost and damage, direct and indirect, resulting from Tenant’s failure and delay in surrendering the Premises as above provided. Notwithstanding the foregoing, Tenant shall have the right to hold over for a period of up to six (6) months by giving Landlord written notice not less than twelve (12) months prior to the expiration of the Term specifying the holdover period, in which event Tenant shall pay as Annual Rent during the specified holdover period a sum equal to 125% of the Annual Rent in effect immediately prior to such holdover period.

4.2 Negative Covenants. Tenant covenants as follows, at Tenant’s sole cost and expense, at all times during the Initial Term or Extension Terms, if exercised, and such further time as Tenant occupies the Premises or any part thereof:

(a) Assignment. Subletting, etc. Tenant shall not assign, transfer, mortgage or pledge this Lease or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created under this Lease or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, or permit the occupancy of me Premises by anyone other than Tenant, without obtaining, in each instance, the written consent of Landlord, which consent shall not be unreasonably withheld or delayed. When requesting consent to an assignment, sublease or other transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other transfer documentation and such other information as Landlord may reasonably request. Within fifteen (15) days after receipt of the required information and documentation, Landlord shall either: (i) consent to the transfer by execution of a consent agreement in a form reasonably designated by Landlord; (ii) reasonably refuse to consent to the transfer in writing; or (iii) if the proposed transfer is an assignment of Tenant’s interest in the Lease or a sublease of all or substantially all of the Premises for the balance of the Term, terminate this Lease as of a date selected by Landlord (which shall be no sooner than 30 nor later than 180 days after the date of

Landlord’s election to terminate). With respect to subleases, it shall be deemed reasonable for Landlord to condition its consent on a secured commitment by Tenant to remove all demising and other sublease-related work prior to expiration of the term. Tenant shall pay Landlord a review fee of $500 for Landlord’s review of any requested transfer and shall also reimburse Landlord’s reasonable legal and engineering costs incurred in reviewing such requested transfer.

Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a transfer other than a Permitted Transfer that is in excess of the Annual Rent and Additional Rent payable to Landlord for the portion of the Premises and Term covered by such transfer. Tenant shall pay Landlord for Landlord’s share of the excess within (30) days after Tenant’s receipt of the excess. Tenant may deduct from the excess all expenses incurred by Tenant attributable to such sublease, including attorneys fees, brokerage commissions, advertising expenses, cash allowances and free rent pertaining to the sublease. If Tenant is in default beyond any applicable notice or grace period, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against rent in the amount of Tenant’s share of payments received by Landlord.

No assignment or subletting and no consent of Landlord thereto shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee); no consent to any of the foregoing in a specific instance shall operate as a waiver in any subsequent instance; and no assignment shall be binding upon Landlord or any of Landlord’s mortgagees, unless Tenant shall deliver to Landlord an instrument which contains a covenant of assumption by the assignee running to Landlord and all persons claiming by, through or under Landlord, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge assignee from its liability as Tenant hereunder nor shall execution of such instrument of assumption affect the continuing primary liability of Tenant.

Notwithstanding the prohibition on transfer to the contrary, Tenant may assign this Lease or sublet all or any portion of any of the Premises to (i) any corporation, partnership, limited liability company, trust, association or other business organization directly or indirectly controlling or controlled by or in common control with Tenant, or (ii) to any successor to Tenant by merger, consolidation or conversion, or (iii) any corporation, partnership, limited liability company, trust, association or other business organization that acquires a controlling interest in Tenant or any subsidiary of Tenant whose business is being conducted at the Premises (“Operating Subsidiary”) or acquires substantially all of the assets of Tenant or the Operating Subsidiary as a going concern of the business that is being conducted at the Premises (each of the foregoing being referred to as a “Permitted Transfer”), and in all of the foregoing circumstances both the original Tenant and the successor Tenant shall remain jointly and primarily liable for the obligations of Tenant under this Lease. Tenant shall provide notice of a Permitted Transfer at least fifteen (15) days prior to the effective date of the transaction, which notice shall contain a description of the transaction. In addition, Tenant shall be permitted to allow the employees of Tenant’s affiliates to occupy from time to time portions of the Premises on a shared basis with Tenant.

(b) Overloading, Nuisance, etc. Tenant shall not injure, overload, deface or otherwise harm the Building; nor commit any nuisance; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or in violation of any law or ordinance or which will invalidate any insurance.

(c) Buildings, Installation, Alterations or Additions; Purchase Option.

(i) Tenant shall not construct any new buildings on the Land, or make any installations, alterations or additions in, to or on the Building which affect the structure thereof or building systems therein or cost in excess of $500,000 in the aggregate in any twelve (12) month period without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall be permitted to install its own security system pursuant to plans reasonably approved by Landlord. All new buildings and installations, alterations or additions to existing buildings (each an “Improvement”) shall, at the expiration or termination of this Lease, become the property of Landlord and shall be surrendered by Tenant with the Premises unless Landlord advises Tenant at the time it grants consent to the Improvement in question that Landlord requires that such Improvement be removed at the end of the term. Landlord agrees that Tenant shall have no obligation to remove the Tenant Improvements to be installed pursuant to the Work Letter. Without limitation of the foregoing, Tenant shall not commence demolition or effect any physical changes to the Premises prior to the earlier to occur of receipt by Landlord of the land use and other approvals described in Section 8.12 or the Termination Deadline (defined in Section 8.12) or Tenant’s waiver or failure to exercise timely the termination right set forth in Section 8.12.

(ii) With respect to Improvements costing in excess of $500,000, Tenant may request that Landlord fund all or a portion of the cost of the Improvement on terms proposed by Tenant prior to the making of the Improvement, and Landlord shall have the right, but not the obligation, to fund all or a portion of the cost of the Improvement on the proposed terms. If Landlord and Tenant reach agreement on the terms of a Landlord-funded Improvement, they shall memorialize such agreement in an amendment to this Lease entered into within ninety (90) days after the date of Tenant’s proposal to Landlord. If no such amendment has been entered into by the expiration of such ninety-day period, then Tenant shall have the right, exercisable by notice to Landlord delivered within thirty (30) days after expiration of such ninety-day period, to purchase the Premises for the higher of (A) $19 million, as increased to reflect the increase in CPI from the date of this Lease until the date of such exercise notice from Tenant (but not less than two percent (2%) for any annual increase nor more than four percent (4%) for any annual increase) or (B) the then “Fair Market Value” thereof on the date of such exercise notice from Tenant as determined by the process described below. Tenant’s exercise notice shall be accompanied by an executed purchase agreement in the form attached hereto as Exhibit E, with only the purchase price and deposit (which shall be five percent (5%) of the purchase price) left blank. In the event Landlord and Tenant are not able to reach agreement on the “Fair Market Value” of the Premises within thirty (30) days after Tenant’s exercise (the “Discussion Period”), “Fair Market Value” shall be determined by appraisal in the following manner:

(1) Within five (5) days after expiration of the Discussion Period, each of Landlord and Tenant shall deliver to the other (a) its determination of the Fair Market Value of the Premises in its then “as-is” condition, taking into consideration the value of comparable buildings within a five-mile radius of the Premises, and assuming a bona fide sale with each party acting in its best interest and without duress, and (b) the name of its appointed appraiser.

(2) If only one of Landlord and Tenant submits both its determination of Fair Market Value and the name of its appointed appraiser within five (5) days after expiration of the Discussion Period, then the submitting party’s determination of Fair Market Value shall be final and conclusive and shall be inserted into the purchase agreement as the purchase price.

(3) If both parties submit their respective determination of Fair Market Value and the names of their respective appraisers within five (5) days after expiration of the Discussion

Period, then the two appraisers so chosen shall within thirty (30) days of being appointed appoint a third appraiser, which appraiser shall not have acted in any capacity for either Landlord or Tenant. Each of Landlord’s and Tenant’s appraisers shall determine their respective valuations of the Fair Market Value of the Premises (each, a “Sale Appraisal”, collectively, the “Sale Appraisals”) within twenty (20) days after the election of the third appraiser, and shall submit their Sale Appraisals to the third appraiser. The third appraiser shall select the Sale Appraisal which is closest to the third appraiser’s own determination of Fair Market Value, and that selection shall be inserted into the purchase agreement as the purchase price for the Premises. Within five (5) business days after determination of purchase price, Buyer shall deliver a deposit equal to five percent (5%) of the purchase price into escrow pursuant to the terms of the purchase agreement. Each appraiser shall have a minimum of ten (10) years’ experience appraising commercial office buildings in the Boston metropolitan area and shall be a member of the American Institute of Real Estate Appraisers, the Society of Real Estate Appraisers, or the Society of Real Estate Counselors or comparably accredited. Landlord and Tenant shall pay the cost of the appraiser chosen by each of them. The cost of the third appraiser shall be shared equally by Landlord and Tenant. Time is of the essence with respect to the provisions of this Section 4.2(c).

(iii) Notwithstanding any of the foregoing to be contrary, the purchase option granted herein may not be exercised during the first three (3) years of the Term or during the first three (3) years after any transfer of the Premises by Seller.

(iv) If Tenant exercises its purchase option hereunder but the purchase agreement is subsequently terminated for any reason other than a seller default, then both the purchase option granted herein and the right of first offer granted in Section 8.13 shall be suspended for a period of one (1) year following termination of the purchase agreement, and during such one-year period Tenant shall have no right to exercise any of the options or rights granted to it under this Section 4.2(c) or under Section 8.13.

ARTICLE V

Casualty or Taking

5.1 Termination. In the event that the entire Premises, or a substantial portion thereof, shall be taken by any public authority or for any public use or shall be destroyed or damaged by fire or other casualty or by the action of any public authority and such damage cannot reasonably be repaired in all material respects within 225 days of such damage or destruction, or if any material portion of the Building or access to the Premises or more that 10% of the parking spaces on the Premises shall be taken by any public authority or for any public use, or by the action of any public authority (each such damage, destruction or taking being hereinafter referred to as a “Casualty”), then in any of such events this Lease may be terminated at the election of either Landlord or Tenant by giving written notice to the other within sixty (60) days after the occurrence of such Casualty.

5.2 Restoration. If said election to terminate is not exercised by either party within said sixty (60) day period or if there is no right to terminate, Landlord shall fully restore the Premises (exclusive of Tenant’s personal property and trade fixtures) to a proper condition for use, with reasonable promptness and diligence, but only to the extent insurance proceeds are available therefor (or would have been available therefor if Landlord had carried the insurance required under Section 3.2(d)(iii)) and subject to zoning and building laws then in existence; and from and after the occurrence of such Casualty and continuing during such restoration period, an equitable abatement of rent shall be made for the portion of the Premises not fit for use and occupation. If Landlord fails to complete restoration of the Premises (exclusive of Tenant’s personal property and trade fixtures) within a period equal to 150% of the time estimated for restoration by Landlord at the time of commencement of the restoration work, and as a result the Premises are not fit for use and occupancy for Tenant’s Permitted Uses, Tenant may terminate the Lease by written notice given to Landlord while such failure to complete restoration persists, in which event this Lease shall terminate as of the date that is thirty (30) days after the date of delivery of such termination notice; provided, however, that if Landlord completes restoration within thirty (30) days after delivery of such termination notice, the termination notice shall be deemed void and of no force or effect. Notwithstanding the foregoing, if a Casualty shall occur during the last year of the Initial Term or the first Extension Term, Landlord shall not be obligated to restore the Premises unless the Tenant agrees in writing to exercise its options to extend the term of the Lease for the first Extension Term or the Second Extension Term, as applicable. If Landlord failed to carry the insurance or coverage required under Section 3.2(d)(iii), Landlord shall contribute funds toward restoration so that the proceeds available equal those that would have been available had the required insurance or coverage been carried.

5.3 Insurance Proceeds and Condemnation Awards. If this Lease terminates as a result of a Casualty, Landlord shall be entitled to all of the insurance proceeds payable pursuant to the policy of property insurance required to be maintained under Section 3.2(d)(iii). Condemnation awards shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Tenant shall be entitled to proceeds attributable to the unamortized value of any Improvements and Tenant Improvements (calculated on a straight-line basis from the date of installation to the end of the Term), and to any compensation paid by the condemnor for Tenant’s relocation expenses, loss of business goodwill and/or trade fixtures. If this Lease is not terminated by reason of a condemnation, Tenant shall make such compensation available to Landlord for application by Landlord to the restoration of the Premises.

ARTICLE VI

Defaults

6.1 Events of Default.

(a) If Tenant shall default in the performance of any of its obligations to pay the Annual Rent or Additional Rent hereunder and such default shall continue for five (5) days after receipt of notice from Landlord that such payment is due (except that no notice shall be required for the second or any subsequent rent default within any twelve-month period) or if Tenant shall default in the performance of any of its other obligations hereunder and such default shall continue for thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults, or (b) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (c) if Tenant’s leasehold interest shall be taken on execution, or (d) if a petition is filed by Tenant for adjudication as bankrupt, or for reorganization or an arrangement under any provision of the Bankruptcy Act as then in force and effect, or (e) if an involuntary petition under any of the provisions of said Bankruptcy Act is filed against Tenant and such involuntary petition is not dismissed within ninety (90) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter with process of law enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant at the Premises, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all rights of redemption, if any, to the extent such rights may be lawfully waived and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant.

In the event Tenant fails to make any rental or other payment when due hereunder, Tenant shall pay interest on such overdue amount to Landlord at the rate per annum equal to the then prime rate of Bank of America (or its successor) plus six percent (6%) from the date due; and if Tenant fails to make such payment within five (5) days after notice that the same is due, Tenant shall in addition pay to Landlord immediately a late charge equal to 5% of the overdue amount.

6.2 Remedies.

(a) In the event of any termination, Tenant shall pay the Annual Rent, Additional Rent and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Lease term in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages, the Annual Rent, Additional Rent and other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting or sale of the Premises, after deducting all expenses in connection with such reletting or sale, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation (including tenant allowances and other inducements) for such reletting or sale. Tenant shall pay such current damages to Landlord monthly on the days which the Annual Rent would have been payable hereunder if this Lease had not been terminated. Landlord shall have no obligation to mitigate its damages from Tenant’s default hereunder but shall actively market the Premises for lease or sale following termination of this Lease.

(b) At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the excess, if any, of the Annual Rent, Additional Rent and other sums as hereinbefore provided which would be payable hereunder from the date of such demand (assuming that, for the purposes of this paragraph, the annual Additional Rent would be the same as the Additional Rent for the immediately preceding year for what would be the then unexpired Lease term if the same remained in effect), over the then fair net rental value of the Premises for the same period, such difference being discounted to a present value utilizing a commercially-reasonable discount rate.

(c) Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease. Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

6.3 Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

6.4 Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission by Tenant which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts of omission.

6.5 No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been waiver of such breach. No consent or waiver by Landlord, express or implied, to or of any breach of any agreement or duty of Tenant shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

6.6 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

6.7 Landlord’s Self Help Remedy. In the event Tenant fails to perform its obligations hereunder and such failure continues for thirty (30) days after receipt of written notice from Landlord to Tenant (or such shorter period as may be practicable, in the event of emergency), and such failure shall continue for an additional period of fifteen (15) days after a second notice from Landlord to Tenant stating in capital letters Landlord’s intent to exercise self-help remedies under this Section 6.7 (though such second notice and fifteen-day cure period shall not be required in the event of emergency), then Landlord may perform such obligations itself and charge Tenant for all reasonable costs and expenses incurred in connection therewith, which Tenant shall pay as Additional Rent within thirty (30) days after receipt of an invoice thereof from Landlord, along with reasonable substantiating documentation.

6.8 Default by Landlord. If Landlord shall fail to perform any covenant required to be performed by Landlord under the terms of this Lease and such failure shall continue for a period of thirty (30) days after receipt by Landlord of written notice thereof from Tenant, or if Landlord shall fail to pay any sums unequivocally due to Tenant hereunder, and such failure shall continue for a period of thirty (30) days after receipt by Landlord of written notice thereof from Tenant, and such failure shall continue for an additional period of fifteen (15) days after a second notice from Tenant to Landlord stating in capital letters Tenant’s intent to exercise self-help remedies under this Section 6.8, then Tenant may, in addition to any of Tenant’s other rights set forth elsewhere in this Lease, (A) cure the default of Landlord hereunder, and perform the covenants which Landlord has failed to perform, and all reasonable sums expended by Tenant in curing such default and performing such covenants shall be paid by Landlord to Tenant within thirty (30) days after demand therefor accompanied by reasonable supporting documentation detailing the costs incurred. If not timely paid, such sums shall bear interest at a rate per annum equal to the then prime rate of Bank of America (or its successor) plus six percent (6%) from the date due, and may be offset by Tenant against future rentals, provided the offset shall be limited to no more than twenty-five percent (25%) of the monthly Annual Rent in any calendar month; and/or (B) bring suit to recover from Landlord all sums due Tenant from Landlord together with interest at a rate per annum equal to the then prime rate of Bank of America (or its successor) plus six percent (6%).

ARTICLE VII

Mortgagee’s Rights

7.1 Superiority of Lease. Except as provided in Subsection 7.2 below, this Lease shall be superior to and shall not be subordinated to any future mortgage, lien or other encumbrance on the Premises. The holder of any such future mortgage shall not be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Premises for the purpose of foreclosure. Provided Landlord notifies Tenant in writing of the name and address of its mortgagee(s), Tenant agrees to provide such holder of a mortgage with copies of any default notice delivered to Landlord at the same time Tenant delivers any such notice to Landlord.

7.2 Subordination. Landlord shall have the option to subordinate this Lease to any mortgage of the Premises provided that the holder thereof enters a commercially reasonable subordination, non-disturbance and attornment agreement with Tenant pursuant to which the holder will agree to recognize this Lease and the rights of Tenant hereunder (including, without limitation, the provisions of this Lease regarding Casualty), and to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder or its successor or assigns through foreclosure proceedings or otherwise, and Tenant will agree to recognize and attorn to the holder of such mortgage as Landlord in such event, which agreement shall be made to expressly bind and inure to the benefit of the successors and assigns of Tenant and of the holder and upon anyone purchasing said Premises at any foreclosure sale. Tenant agrees to execute and deliver any appropriate instruments necessary to carry out the agreements contained in this Section 7.2.

ARTICLE VIII

Miscellaneous Provisions

8.1 Condition of Premises. Landlord shall deliver the Premises to Tenant broom clean and free of debris on the Commencement Date, and except to the extent expressly provided herein to the contrary, Tenant shall accept the Premises is “AS-IS, WHERE-IS AND WITH ALL FAULTS” condition, Landlord expressly making no representation or warranty about the physical condition or legal compliance of the Premises whatsoever except to the extent expressly stated in this Lease.

8.2 Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and shall be deemed effective upon receipt (or refusal, if delivery is refused) when delivered by hand, nationally recognized overnight courier, or registered or certified mail postage prepaid addressed, if to Tenant, at the Original Address of Tenant until Tenant first occupies the Premises for the conduct of its business and thereafter at the Premises or such other address as Tenant shall have last designated by notice in writing to Landlord, with a copy to Daniel J. Lyne, Vice President and General Counsel, at the Original Address of Tenant, and, if to Landlord at the Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant; with a copy to Wilmer Cutler Pickering Hale and Dorr LLC, 60 State Street, Boston, MA 02109, Attention: Paul Jakubowski, Esq.

8.3 Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Lease Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

8.4 Lease not to be Recorded. Landlord and Tenant agree that neither party shall record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute and shall execute and deliver such further notice as may be required in connection with Tenant’s exercise of any option to extend contained in this Lease.

8.5 Limitation of Landlord’s Liability. No owner of the Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Premises. In consideration of the benefits accruing hereunder, Tenant hereby agrees that, in an event of any actual or alleged failure, breach or default hereunder by Landlord: (1) the obligations of Landlord under this Lease do not constitute personal obligations of the individual members, partners, managers, directors, officers or shareholders of Landlord or any direct or indirect member, partner, or shareholder of Landlord, and Tenant shall not seek recourse against any such members, partners directors, managers, officers or shareholders or any of their personal assets for satisfaction of any liability with respect to this Lease; (2) unless Tenant seeks injunctive relief, the sole and exclusive remedy of Tenant shall be to obtain a monetary judgment against Landlord and thereafter to proceed against Landlord’s assets; (3) no member of Landlord shall be sued, named as a party in any suit or action, or served with process therein, and no member of Landlord shall be required to respond to any service of process; (4) no judgment will be taken against any member of Landlord, and no writ of execution will be levied against the assets of any such member; and (5) these covenants and agreements are enforceable both by Landlord and also by any member of Landlord, and shall bind Tenant and its successors and assigns.

8.6 Acts of God. In any case where Landlord or Tenant is required to do any act, other than the payment of money, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, strikes, inability to obtain labor, materials or equipment, government regulations, unusually cold or severe weather, the unavailability of asphalt (with respect to Landlord’s obligations under Section 8.12), or other causes beyond Landlord’s or Tenant’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or “a reasonable time”, and such time shall be deemed to be extended by the period of such delay. Inability to pay amounts due hereunder shall not be deemed to be beyond Landlord’s or Tenant’s control.

8.7 Brokerage. Landlord and Tenant each warrants and represents to the other that it has not dealt with any broker in connection with the consummation of this Lease other than Cushman & Wakefield and Jones Lang LaSalle (together, the “Brokers”), and each agrees to indemnify, defend and hold the other harmless from and against any loss, and all loss, cost, damage, claim or expense arising out of the breach of the foregoing representation and warranty. Landlord should be responsible for any commissions due to the Brokers pursuant to a separate agreement.

8.8 Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This

Lease may be amended, and the provisions hereof may be modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to this context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them, respectively.

8.9 Estoppel Certificate. Both parties agree from time to time, upon not less than (15) days’ prior written request by the other party, to execute, acknowledge and deliver to the other party a statement in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defense, offsets or counterclaims against its obligations to pay the Annual Rent and Additional Rent and to perform its other covenants under this Lease and that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims or defaults, setting them forth in reasonable detail), and the dates to which the Annual Rent, Additional Rent and other charges have been paid. Any such statement delivered pursuant to this Section 8.9 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee or sublessee of the Premises.

8.10 Signage. Tenant, at Tenant’s sole cost and expense, and in accordance with all applicable laws, shall have the right to install signs displaying Tenant’s name and advertising its business on the Land and the exterior of the Building. Landlord shall cooperate with Tenant at Tenant’s sole cost and expense to obtain regulatory approvals for Tenant’s signage. Tenant shall maintain and operate its signs at its own expense during the Term, and all of Landlord’s self-help rights under Section 6.7 shall apply as well to Tenant’s obligations under this Section. Tenant shall remove its signage at the expiration of the Term, repairing all damage caused by such removal and leaving the Building and its facade in the condition the same were in prior to erection of the signs, reasonable wear and tear, fire, casualty and eminent domain taking excepted.

8.11 Warranty of Title by Landlord. Landlord hereby warrants, represents and covenants to Tenant that: (A) Landlord is the sole owner in fee simple absolute of the Premises; (B) Landlord has good and marketable fee simple title to the Premises free and clear of all liens and encumbrances except taxes not yet due and payable and other exceptions to title listed on Exhibit C attached hereto; and (C) Landlord will indemnify Tenant against any damage and expense which Tenant may suffer by reason of the failure to have had recorded a Certificate of Compliance with respect to the Order of Conditions recorded as Document 1046737 or to have caused to be discharged the Notice of Lease recorded as Document 1023736. Landlord has full right and power to execute this Lease and to lease the Premises for the term provided in this Lease.

8.12 Parking. Landlord shall use all diligent efforts to obtain prior to November 30, 2007 all land use and other approvals required in order to enable Landlord to construct on the Premises an expansion of the parking area at the Premises, as shown on the plan attached hereto as Exhibit D, and, provided Landlord successfully obtains such land use and other approvals, Landlord shall use all diligent efforts to cause the existing parking area at the Premises to be expanded, reconfigured, repaved and restriped in accordance with the plan attached hereto as Exhibit D (such work being referred to hereinafter as “Landlord’s Work”) on or before June 30, 2008. If Landlord successfully obtains all land use and other approvals required for Landlord’s Work but fails to substantially complete Landlord’s Work by June 30, 2008 (such date to be extended day-for-day in the event Acts of God described in Section 8.6 delay completion of Landlord’s Work), then Tenant shall receive an abatement of Base Rent equal to one (1) day of Base Rent for each day after June 30, 2008 (as such date may be extended, as aforesaid) that such failure to achieve substantial completion of Landlord’s Work persists.

Landlord shall pay promptly when due the entire cost of Landlord’s Work and shall remove promptly after notice thereof all liens for labor and materials; shall procure all necessary permits before undertaking such work; shall perform Landlord’s Work in a good and workmanlike manner, employing materials of good quality and complying with all governmental and legal requirements, including, without limitation, the Town of Bedford Zoning Bylaws and the Americans with Disabilities Act; and shall save Tenant harmless and indemnified from all injury, loss claims or damage to any person or property occasioned by or growing out of Landlord’s Work and occurring during the performance of Landlord’s Work. In the event the land use and other approvals required for Landlord’s Work have not been obtained by November 30, 2007 then Tenant may elect by notice to Landlord delivered on or before December 15, 2007 (the “Termination Deadline”) to terminate this Lease. Tenant may at any time waive its right to terminate the Lease under this Section 8.12 by so notifying Landlord in writing. If Tenant fails so to terminate by the Termination Deadline, time being of the essence, or if Tenant waives in writing its right to terminate, then this Lease shall continue in full force and effect and Landlord’s sole obligation with respect to parking shall be to continue to use all diligent efforts to obtain the land use and other approvals required for Landlord’s Work and, if obtained, to use all diligent efforts to perform Landlord’s Work as provided above. Tenant shall neither commence demolition nor begin construction of the Tenant Improvements until the earliest to occur of Landlord’s receipt of the land use and other approvals required for Landlord’s Work or the Termination Deadline or Tenant’s waiver or failure to exercise timely its termination right set forth in this Section 8.12. At the request of Landlord following such waiver, Tenant shall enter into an amendment to this Lease memorializing the fact that the termination right set forth in this Section 8.12 is of no further force or effect.

8.13 Right of First Sale Offer. If Landlord desires to sell the Premises, Landlord shall give written notice to Tenant setting forth the terms and conditions on which Landlord is willing to sell the Premises. Tenant may, by giving Landlord notice within thirty (30) days after receipt of Landlord’s notice (which notice shall be accompanied by a certified or cashier’s check, payable to the order of Landlord, in an amount equal to 5% of the purchase price) elect to purchase the Premises on the terms and conditions set forth in Landlord’s notice. If Tenant shall fail to make such election within such 30-day period (time being of the essence), Tenant shall have no further rights to purchase the Premises, and Landlord shall thereafter be free to sell the Premises to such party or parties, and on such terms and conditions, as Landlord may deem appropriate, provided that if Landlord has not sold such property for a purchase price equal to at least 95% of that offered to Tenant within one (1) year after the last day on which tenant could have elected to purchase the same hereunder (the “Marketing Period”), and if Landlord still desires to sell the Premises, then Landlord shall again offer the Premises to Tenant as provided herein. If Tenant shall elect to so purchase the Premises, Tenant shall, within thirty (30) days after such election, enter into a binding purchase and sale agreement with Landlord in the form attached hereto as Exhibit E, incorporating the terms and conditions set forth in Landlord’s notice. If, despite such good faith negotiation, the parties have not entered into such an agreement within such 30-day period, then Landlord shall cause the 5% deposit to be returned to Tenant and both the right of first offer granted herein and the purchase option granted in Section 4.2(c) (ii) shall be suspended for a period of one (1) year following expiration of such thirty-day period, and during such one-year period Tenant shall have no right to exercise any of the rights or options granted to it under this Section 8.13 or under

Section 4.2(c)(ii); and in the event the parties have entered into a purchase agreement but the purchase agreement is subsequently terminated for any reason other than a seller default, then both the right of first offer granted herein and the purchase option granted in Section 4.2(c) (ii) shall be suspended for a period of one (1) year following termination of the purchase agreement, and during such one-year period Tenant shall have no right to exercise any of the rights or options granted to it under this Section 8.13 or under Section 4.2(c)(ii).

8.14 Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

EXECUTED under seal as of the date first above written.

LANDLORD:

125 MIDDLESEX TURNPIKE, LLC

By:	Mohawk Partners II, LLC

	By:	/s/ H. Brune Levering Jr.
		Name:	H. Brune Levering Jr.
		Title:	Authorized Member

TENANT:

GSI GROUP CORPORATION

By:	/s/ Daniel J. Lyne
	Name:	Daniel J. Lyne
	Title:	VP & General Counsel

EXECUTION

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of the 11th day of February, 2010, by and between 125 MIDDLESEX TURNPIKE, LLC, a Delaware limited liability company (“Landlord”), and GSI GROUP CORPORATION, a Michigan corporation (“Tenant”).

Reference is hereby made to that certain Lease dated as of November 2, 2007 (the “Lease”) by and between Landlord and Tenant, pursuant to which Tenant is currently leasing from Landlord a certain parcel of land with the building located thereon commonly known as 125 Middlesex Turnpike, Bedford, Massachusetts, as more particularly described in the Lease (the “Premises”); and

WHEREAS Landlord and Tenant have agreed to amend certain terms of the Lease, all as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration this day paid, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, the parties mutually agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

2. Effective Date. The effective date of this Amendment (the “Effective Date”) shall be the date upon which Tenant’s Plan Approval (as defined below) has been obtained from the Court (as defined below).

3. Lease Term. Section 1.1 of the Lease is hereby amended to provide that the Initial Term of the Lease shall expire on the last day of the month in which occurs the third (3rd) anniversary of the Effective Date.

4. Landlord’s Option to Terminate. Landlord shall have the option, exercisable in its sole and exclusive discretion subject to the terms set forth herein, to terminate the Lease prior to the scheduled expiration of the Lease Term. Landlord’s option to terminate shall be exercised, if at all, by Landlord’s delivery to Tenant of a written notice of termination (the “Termination Notice”) setting forth the new date on which the Term of the Lease shall expire (the “Early Termination Date”), which date shall be (a) no less than nine (9) months after the date of the Termination Notice, and (b) in any event, no earlier than June 1, 2011. In such event, the Term of the Lease shall expire on the Early Termination Date, all Rent and other charges due under the Lease shall be apportioned as of the Early Termination Date, and all terms and conditions of this Lease and Tenant’s obligations hereunder, including without limitation Tenant’s obligation to pay Rent, shall continue up to and including the Early Termination Date. Landlord hereby agrees to keep Tenant reasonably apprised of any marketing efforts undertaken by Landlord with respect to the Premises throughout the Term of the Lease, which shall include providing Tenant with copies of any third-party lease proposals, letters of intent and marketing reports issued with respect to the Premises.

5. Tenant’s Option to Extend. Section 2.3 of the Lease is hereby amended by:

(a) deleting the words and numbers “fifteen (15) months” from the two places in which they appear in the third sentence of the first grammatical paragraph thereof, and by replacing them in both places with the words and numbers “twelve (12) months”;

(b) deleting the words and numbers “twelve (12) months” from the fifth sentence of the first grammatical paragraph thereof, and by replacing them with the words and numbers “ten (10) months”; and

(c) adding the following text at the end thereof: “Notwithstanding anything to the contrary set forth herein, if at the time of Tenant’s election to exercise either of its options to extend the Term of the Lease for an applicable Extension Term, Tenant does not satisfy the Financial Requirement (as defined below), Landlord shall have the right to require Tenant to provide Landlord with a security deposit in an amount equal to six (6) months’ of Annual Rent payable during such Extension Term, such deposit to be delivered to Landlord prior to and as a condition precedent to the effectiveness of such Extension Term, in the form of an irrevocable standby letter of credit in form and substance reasonably satisfactory to Landlord. For the purposes hereof, the term “Financial Requirement” shall mean that the total cash balance then being maintained by Tenant is equal to at least Twenty Million Dollars ($20,000,000.00). If Tenant is required to deliver a security deposit as a result of its failure to satisfy the Financial Requirement at the time of its election to extend the Term of the Lease as aforesaid, then Tenant shall be entitled to a return of such security deposit in the event that Tenant subsequently satisfies the Financial Requirement at any time during the remaining Term of the Lease. Conversely, if Tenant is not required to deliver a security deposit because it satisfied the Financial Requirement at the time of its election to extend the Term of the Lease, Tenant shall nonetheless be required to deliver such security deposit in the event that Tenant subsequently fails to satisfy the Financial Requirement at any time during the Term of the Lease. In order to effectuate the foregoing provision, Tenant shall provide Landlord with audited financial statements for Tenant both (i) at the time of Tenant’s election to exercise either of its options to extend the Term of the Lease for an applicable Extension Term, and (ii) within ninety (90) days following the expiration of each fiscal year of Tenant ending subsequent to the date on which Tenant first makes such election to exercise an extension option.”

6. Yield Up. Section 4.1(i) of the Lease is hereby amended by deleting the words and numbers “one hundred fifty percent (150%)” from the first sentence of the second grammatical paragraph thereof, and by replacing them with the words and numbers “two hundred percent (200%)”.

7. Landlord’s Access and Marketing Rights. Section 4.1(g) of the Lease is hereby amended by adding the following text at the end thereof: “Landlord’s access rights hereunder shall include the right to access the Premises from lime to time during the Term of the Lease for marketing purposes, including (i) allowing prospective tenants, investors, buyers and lenders (collectively, “Landlord’s Invitees”) to perform due diligence activities on the Premises, and (ii) posting signs on the Land and/or the Building advertising the availability of space in the Premises, in each case (1) at Landlord’s sole cost and expense; (2) at reasonable frequency; and (3) subject in all respects to the terms and conditions set forth in this section. Any entry into the Premises by Landlord or Landlord’s Invitees may not include invasive testing within the Premises, and Landlord shall use reasonable efforts during such periods of access to minimize interference with Tenant’s business operations. Notwithstanding anything contained in this Lease to the contrary, Landlord hereby agrees to indemnify and hold harmless Tenant from and against all claims, costs, damages, demands, actions, liabilities, expenses and causes of action (including, without limitation, reasonable attorney’s fees) arising out of or resulting from personal injury or property damage incurred by Tenant and caused by Landlord or Landlord’s Invitees during such periods of access. Landlord will provide Tenant with reasonable advance notice prior to each visit by Landlord’s Invitees.”

8. Deleted Lease Provisions. The Lease is hereby amended by deleting in their entirety (a) the third (3 rd) sentence of Section 4.1(c) (Tenant’s right to require Landlord to fund certain Capital Improvements); (b) Section 4.2(c)(ii) (Tenant’s right to request that Landlord fund certain Improvements and Tenant’s related right to purchase the Premises); (c) Section 8.13 (Tenant’s Right of First Sale Offer); and (d) the last sentence of the second grammatical paragraph of Section 4.1(i) (Tenant’s right to reduced holdover penalties upon prior notice to Landlord).

9. Approval of Tenant’s Bankruptcy Plan. The effectiveness of this Amendment is expressly subject to and conditioned upon the entry of an order by the United States Bankruptcy Court for the District of Delaware (the “Court”) confirming Tenant’s First Modified Joint Chapter 11 Plan of Reorganization, dated January 8, 2010, under Chapter 11 of the United States Bankruptcy Code (Case No. 09-14109) (the “Plan”), as such Plan may be hereafter modified, amended or superceded by Tenant, provided that no such modification, amendment or superceding plan shall adversely affect the rights of Landlord, and the prior or contemporaneous entry of an order approving the assumption of the Lease as modified by this Amendment (“Tenant’s Plan Approval”). Promptly following the execution of this Amendment by both parties, Tenant shall file with the Court a motion seeking approval of the assumption of the Lease as modified by this Amendment (an “Assumption Motion”), and shall use commercially reasonable efforts to obtain Tenant’s Plan Approval as expeditiously as is reasonably possible thereafter. In the event that Tenant does not promptly file an Assumption Motion and exercise commercially reasonable efforts to obtain Court approval thereof, then at Landlord’s election this Amendment shall be rendered void and without force or effect upon the delivery of written notice by Landlord to Tenant and the failure by Tenant to cure any such alleged act within seven (7) days following the delivery of such notice. In the event that Tenant is unable to obtain Tenant’s Plan Approval despite having exercised commercially reasonable efforts to do so, then at either party’s election this Amendment shall be rendered void and without force or effect upon the delivery of written notice by such party to the other party hereto.

10. HVAC System. Landlord and Tenant each hereby acknowledges that Tenant has encountered certain issues controlling the temperatures of various conference rooms, private offices and open spaces within the Premises. Exhibit A attached hereto sets forth a list of recommended repairs which, if performed, are reasonably anticipated to eliminate the aforementioned HVAC system issues occurring within the Premises (the “Recommended Repairs”). Tenant hereby agrees that Landlord shall not be responsible for performing the Recommended Repairs at any time. Landlord hereby agrees that Tenant shall not be responsible for performing the Recommended Repairs at any time. Except as otherwise expressly set forth above, nothing contained herein shall be deemed to limit or affect Tenant’s maintenance and repair obligations under the Lease, including without limitation pursuant to Section 4(c) thereof.

11. Governing Law. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts, and may only be amended in a writing signed by all the parties hereto. The invalidity of one or more of the provisions contained herein as amended hereby shall not affect the remaining provisions of the Lease, and if one or more of such provisions shall be declared invalid by final order, decree or judgment of a court of competent jurisdiction, the Lease shall be construed as if such invalid provision or provisions had not been included in the Lease.

12. Consistency. In the event that any provision of this Amendment is inconsistent with the Lease, this Amendment shall control.

13. Brokerage Representations. Landlord and Tenant each represents that it has not dealt with any broker in connection with this Amendment. Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any loss, cost or expense (including reasonable attorneys fees) incurred as a result of its breach of the foregoing representation.

14. Ratification; Authority. Except as herein amended, the Lease shall remain in full force and effect in accordance with its terms. The parties each hereby confirm that the Lease is unmodified and in full force and effect and that, to the knowledge of Landlord or Tenant, as applicable, there are no existing defaults of the other under the Lease. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

15. Counterparts. This Amendment may be executed in one or more identical counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[End of text on page. Signatures follow on next page.]

EXECUTED by authorized representatives of each of the parties hereto, as a sealed instrument as of the day and year first above written.

LANDLORD:

125 MIDDLESEX TURNPIKE, LLC

By:	Mohawk Partners II, LLC

	By:	/s/ H. Brune Levering, Jr.
	Name:	H. Brune Levering, Jr.
	Title:	Authorized Representative

TENANT:

GSI GROUP CORPORATION

By:	/s/ Sergio Edelstein
Name:	Sergio Edelstein
Title:	President, CEO

JOINDER

The undersigned, GSI Group, Inc., being the Guarantor of Tenant’s obligations under the Lease pursuant to that certain Guarantee Agreement made as of November 2, 2007 (the “Guaranty”), hereby joins in the execution of this First Amendment to Lease (the “Amendment”) to acknowledge its consent to the terms of the Amendment, confirm that the obligations of Tenant pursuant to the Amendment are included among the obligations guaranteed by the undersigned pursuant to the Guaranty, and confirm and ratify the undersigned’s continuing obligations and liability under the Guaranty.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the day and year first above written.

GUARANTOR:

GSI GROUP, INC.

By:	/s/ Sergio Edelstein
Name:	Sergio Edelstein
Title:	President, CEO

EXHIBIT A

RECOMMENDED HVAC REPAIRS

Date: November 2, 2009

From: David Mathews

To:	Mark Meche AIA

Winter Street Architects

Ref: HVAC systems corrective action.

Dear, Mark

Please find below a list of action items that I feel need to be accomplished to bring the HVAC system into minimal working standards.

The most problematic areas are served by RTU-1, RTU-2, RTU-3, RTU-5, RTU-6, and RTU-14. For ease of future communication and reference we would like to use the RTU number then the area or room in which there is an issue.

1) RTU-1 Proposed Action: Add one (I) new VAV box to the system to control the open cubicle area.

Scope: Provide and install new VAV box and associated duct work as required. Air balance and set up of new VAV box. Test air flow at all outlets. Check calibration of all space sensors, re-calibrate as required. Reconfigure/add controls to conform to the base intent of the existing modified systems as well as changes proposed here.

2) RTU-2 Proposed Action: Add two (2) new VAV boxes to the system to control the open cubicle area and the glassed in area outside offices 128-131.

Scope: Provide material and labor to install new VAV boxes and associated duct work as required. Air balance and set up of new VAV boxes. Test air flow at all outlets. Check calibration of all space sensors, re-calibrate as required. Reconfigure/add controls to conform to the base intent of the existing modified systems as well as changes proposed here.

3) RTU-3 Proposed Action: Air balance, control modifications.

Scope: Rebalance system and fan powered boxes as required to enhance area comfort levels. Reconfigure/add controls to conform to the base intent of the existing modified systems as well as changes proposed here.

4)	RTU-5 Proposed Action: Add one (1) new VAV box to the system to control the open cubicle area.

Scope: Provide material and labor to install new VAV box and associated duct work as required. Air balance and set up of new VAV box. Test air flow at all outlets. Check calibration of all space sensors, re-calibrate as required. Reconfigure/add controls to conform to the base intent of the existing modified systems as well as changes proposed here.

5) RTU-6 Proposed Action: Add one (I) new VAV box to the system to control the receptionist and lobby area.

Scope: Provide material and labor to install new VAV box and associated duct work as required. Air balance and set up of new VAV box. Test air flow at all outlets. Check calibration of all space sensors, re calibrate as required. Reconfigure/add controls to conform to the base intent of the existing modified .systems as well as changes proposed here.

6) RTU-14 Proposed Action: Add one (1) new VAV box to the system to control the open cubicle area.

Scope: Provide material and labor to install new VAV box and associated duct work as required. Air balance and set up of new VAV box. Test air flow at all outlets. Check calibration of all space sensors, re-calibrate as required. Reconfigure/add controls to conform to the base intent of the existing modified systems as well as changes proposed here.

7) BMS Proposed Action: Assessment of Building Management System.

Scope: Observe operation and capabilities of existing BMS system, FPT/VAV controllers and rooftop unit controllers. Make recommendations based on observations and input from GSI facilities personnel.